BPI PACKAGING TECHNOLOGIES, INC.
                               455 SOMERSET AVENUE
                       NORTH DIGHTON, MASSACHUSETTS 02764


                              CONSULTING AGREEMENT


                                                              May 28, 1996


Culverwell & Co., Inc.
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

         This will confirm the arrangements, terms and conditions (hereinafter referred to as the "Agreement"), whereby BPI Packaging Technologies, Inc. (the "Company") has retained you, Culverwell & Co., Inc. (the "Consultant"), to serve as financial and business consultant and advisor to the Company, on a non-exclusive basis for a period twelve (12) months commencing on this date.
The undersigned hereby agree to the following terms and conditions:

         1. CONSULTING SERVICES. The Consultant will render financial and business consulting and advice pertaining to the Company's financial and business affairs as it may from time to time request.

         2. FINANCING. The Consultant will assist and represent the Company in obtaining both short and long-term financing whether from banks or the sale of the Company's debt or equity.

         3. WALL STREET LIAISON. The Consultant will, when appropriate, arrange meetings between individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers, and representatives of the Company.

         4. COMPENSATION. As consideration for the Consultant's services, the Company agrees to issue to the Consultant 24,000 warrants to purchase 24,000 shares of the Company's Common Stock at an exercise price of $4.25 per share.

         5. RELATIONSHIP. Nothing herein shall constitute an employment or agency relationship between the Consultant and the Company except to such extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, the Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

         6. ASSIGNMENT AND TERMINATION. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either the Consultant or the Company, nor may this Agreement be terminated by either party for any reason whatsoever without




Culverwell & Co., Inc.
May 28, 1996
Page 2



the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required.

         7. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles, and the parties hereto expressly consent to the exclusive jurisdiction of the Massachusetts courts.

         8. SEVERABILITY. If any provisions contained in this Agreement shall to any extent be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. Any provision contained in this Agreement which is held to be invalid or unenforceable under applicable law shall be, if possible, modified or altered to conform to such applicable law, or if not possible, shall be deemed to be omitted.

         9. AMENDMENTS. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

         10. HEADINGS. The headings of the sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, the intent of any provisions hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

         11. NOTICES. Any notices or other communications in connection with this Agreement shall be in writing and be deemed to be delivered three (3) days after being sent by certified mail, return receipt requested, addressed as follows:

                  If to the Company: BPI Packaging Technologies, Inc.
                                     455 Somerset Avenue
                                     North Dighton, Massachusetts  02764
                                     Attention:  Dennis N. Caulfield, President

                  With a copy to:    O'Connor, Broude & Aronson
                                     950 Winter Street, Suite 2300
                                     Waltham, Massachusetts  02154
                                     Attention:  Neil H. Aronson, Esquire

                  If to Consultant:  Culverwell & Co., Inc.
                                     60 State Street
                                     Boston, Massachusetts 02109




Culverwell & Co., Inc.
May 28, 1996
Page 3


         12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Consultant and the Company and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to your consultancy by the Company and any of its affiliates, the termination of that consultancy and all related matters. In signing this Agreement, the parties give assurances that they have not relied on any promises or representations, written or oral, express or implied, by the Consultant or anyone at the Company or any of its affiliates, that are not set forth expressly in this Agreement.

                                           Very truly yours,

                                           BPI PACKAGING TECHNOLOGIES, INC.



                                           By:
                                              ----------------------------------
                                              Dennis N. Caulfield
                                              President

ACKNOWLEDGED, AGREED
   AND ACCEPTED:

CULVERWELL & CO., INC.



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